JOINT FILING AGREEMENT

         This will confirm the agreement by and between the undersigned that the Amendment No. 4 to the Statement on Schedule 13D (the "Statement") filed on or about this date with respect to Common Stock of Juno Lighting, Inc., a Delaware corporation, is being filed on behalf of the entities listed below.

         Each of the entities listed hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: October 9, 2000

                                   FREMONT INVESTORS I, L.L.C.
                                   FREMONT INVESTORS I CS, L.L.C.
                                   FREMONT PARTNERS, L.P.
                                   FP ADVISORS, L.L.C.
                                   FREMONT GROUP, L.L.C.,
                                   FREMONT INVESTORS, INC.,
                                   FREMONT PARTNERS, L.L.C.


                                   By: /s/ Robert Jaunich
                                       --------------------------------------
                                       Name:  Robert Jaunich
                                       Executive Officer or Executive Officer
                                       of a partner, member or manager of
                                       each Reporting Person